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                                   Exhibit 8.1

March 27, 2008

CCFNB Bancorp, Inc.
232 East Street
Bloomsburg, PA 17815

Dear Ladies and Gentlemen:

     Pursuant to the Agreement and Plan of Reorganization dated as of November 29, 2007 (the "PLAN OF REORGANIZATION") between CCFNB Bancorp, Inc., a Pennsylvania corporation ("COMPANY") and Columbia Financial Corporation, a Pennsylvania corporation ("COLUMBIA FINANCIAL"), COLUMBIA FINANCIAL is to merge with and into COMPANY, with COMPANY surviving (the "MERGER"). Capitalized terms not otherwise defined in this opinion have the meanings ascribed to such terms in the PLAN OF REORGANIZATION.

     We have acted as legal counsel to the COMPANY in connection with the MERGER and in that connection you have requested our opinion regarding certain federal income tax consequences of the MERGER. As such, and for the purpose of rendering our opinion, we have examined and are relying, with your permission, upon (without any independent investigation or review thereof other than such investigation and review as we have deemed necessary to fulfill our professional responsibilities as counsel) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (the "DOCUMENTS"):

1. The PLAN OF REORGANIZATION;

2. The registration statement of the COMPANY on Form S-4, File No. 333-149690, filed on March 13, 2008, as amended through the date hereof, with the Securities and Exchange Commission with respect to the COMPANY Common Stock to be issued to the stockholders of COLUMBIA FINANCIAL in connection with the MERGER (the "REGISTRATION STATEMENT"); and the joint proxy statement/prospectus included in the Registration Statement (the "PROXY STATEMENT/PROSPECTUS");

3. The representations made to us by the COMPANY and COLUMBIA FINANCIAL in their letter to us dated March 27, 2008; and

4. Such other instruments and documents related to the formation, organization and operation of the COMPANY and COLUMBIA FINANCIAL and to the consummation of the MERGER, as we have deemed necessary or appropriate for purposes of our opinion.

     For purposes of this opinion, we have assumed, with your permission and without independent investigation (other than such investigation as we have deemed necessary), (i) that the MERGER will be consummated in the manner contemplated by the Proxy Statement/Prospectus and in accordance with the provisions of the PLAN OF REORGANIZATION without the waiver of any material conditions to any party's obligation to effect the MERGER or the waiver of any conditions to any party's obligation to effect the MERGER that could adversely affect the qualification of the MERGER as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), (ii) that original documents (including signatures) are authentic, (iii) that documents submitted to us as copies conform to the original documents, (iv) that there has been (or will be by the date of the MERGER) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of those documents, (v)


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the accuracy of statements and representations contained in the DOCUMENTS, (vi)
that covenants and warranties set forth in the DOCUMENTS will be complied with and (vii) that the MERGER will be effective under applicable state law.

     Furthermore, we have assumed, with your permission and without independent investigation (other than such investigation as we have deemed necessary to fulfill our professional responsibilities as counsel), that, as to all matters in which a person or entity making a representation has represented that such person or entity or a related party is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement to take action, there is in fact no plan, intention, understanding or agreement and such action will not be taken.

     Subject to the foregoing and any other assumptions, limitations and qualifications specified herein, it is our opinion that (i) for United States federal income tax purposes, the MERGER will be treated as a reorganization within the meaning of Section 368(a) of the Code, (ii) the COMPANY and COLUMBIA FINANCIAL will each be a party to the reorganization within the meaning of
Section 368(b) of the CODE, and (iii) the discussion contained in the REGISTRATION STATEMENT under the caption "Joint Proposal I - The Reorganization
- Certain Federal Income Tax Consequences", subject to the limitations, qualifications and assumptions described therein, fairly summarizes the federal income tax consequences that are material to a COLUMBIA FINANCIAL stockholder who holds shares of COLUMBIA FINANCIAL common stock as a capital asset.

     Our opinion expressed herein is based upon the CODE, regulations promulgated thereunder, administrative pronouncements and judicial authority, all as in effect as of the date hereof. It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect. No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion. If any of the facts and assumptions pertinent to the United States federal income tax treatment of the MERGER specified herein or any of the statements, covenants, representations or warranties contained in the DOCUMENTS are, or later become, inaccurate, such inaccuracy may adversely affect the conclusions expressed in this opinion. In addition, our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the MERGER or any other transactions.

     This opinion is being provided solely for the benefit of the COMPANY and COLUMBIA FINANCIAL. No other person or party shall be entitled to rely on this opinion. We hereby consent to the filing of this opinion as an exhibit to the Pre-Effective Amendment No. 1 to the REGISTRATION STATEMENT (Commission File No. 333-149690) and to the reference to us in the section captioned "Joint Proposal I - The Reorganization - Certain Federal Income Tax Consequences" therein. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,


/s/ SAIDIS, FLOWER & LINDSAY


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